VALCOR REPORTS FIRST QUARTER RESULTS

     DALLAS, TEXAS . . May 2, 1997 . . Valcor, Inc. reported income from continuing operations of $3.3 million in the first quarter of 1997 compared to $1.1 million in the first quarter of 1996. Margins in the Company's component products business improved due primarily to higher volumes in all three major product lines (ergonomic workstations, drawer slides and locks).

     Discontinued operations include both the results of Medite Corporation's building products operations and Sybra, Inc.' s fast food operations, and in the first quarter of 1997 include a net-of-tax gain on disposal of approximately $14.5 million ($22.5 million pre-tax) related to the previously-reported sale of Medite's Oregon medium density fiberboard facility. The Company completed the sale of its fast food operations on April 30, 1997 and will report a pre-tax gain on disposal in excess of $24 million in the second quarter of 1997.

                             SUMMARY OF OPERATIONS

                                  (Unaudited)
                     Quarters ended March 31, 1996 and 1997
                                 (In millions)


                                                            1996*          1997

Net sales - component products                             $ 21.2           $25.8


Operating income - component products                      $  4.4           $ 6.3
General corporate items:
  Interest income                                              .3             1.9
  Expenses                                                    (.1)            (.3)
Interest expense                                              (2.5)          (2.5)

    Income before income taxes                                 2.1            5.4
Income taxes                                                   1.0            2.1

    Income from continuing operations                          1.1            3.3
Discontinued operations                                      (14.3)          16.1

    Net income (loss)                                       $(13.2)         $19.4





* Reclassified for discontinued operations.

       Valcor Inc., a wholly-owned subsidiary of publicly-traded Valhi, Inc. (NYSE: VHI), has continuing operations in the component products industry. In connection with the registration of its 9 5/8% Senior Notes due 2003, Valcor files periodic reports with the Securities and Exchange Commission.

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